Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
TEAM, INC. REPORTS THIRD QUARTER 2025 RESULTS

SUGAR LAND, Texas, November 12, 2025 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services, today reported its financial results for the quarter ended September 30, 2025.

Third Quarter 2025 Highlights:

•Generated revenue of $225.0 million, up $14.2 million, or 6.7% over the third quarter of 2024.
•Grew gross margin to $58.0 million, a $4.5 million, or 8.4% increase over the third quarter of 2024.
•Reported net loss of $11.4 million.
•Increased consolidated Adjusted EBITDA1 by 28.6% to $14.5 million (6.5% of consolidated revenue) up from $11.3 million (5.4% of consolidated revenue) for the third quarter of 2024.
•Lowered Adjusted Selling, General and Administrative Expense1 to 20.8% of consolidated revenue as compared to 21.7% in the 2024 third quarter.
•As previously announced in September 2025, completed the private placement of preferred stock for $75.0 million of proceeds (before expenses) that, together with the amendments of existing credit facilities, materially reduced debt and improved financial flexibility.

1 See the accompanying reconciliation of non-GAAP financial measures at the end of this press release.

“TEAM delivered a solid third quarter, with revenue climbing 6.7% year-over-year to $225.0 million, driven by growth across both our Mechanical Services and Inspection & Heat-Treating segments.” said Keith D. Tucker, Team’s Chief Executive Officer. “Our Inspection and Heat-Treating revenue grew 5.7%, driven by strong nested and call out activity in the U.S. and 8.9% growth in our international operations including Canada. Our Mechanical Services segment revenue grew 7.8% or $8.0 million, led by increased turnaround demand in the U.S. and improved performance in Canada. Overall, our Adjusted EBITDA margin expanded by 110 basis points and Adjusted EBITDA increased by 28.6% to $14.5 million, our best third quarter performance since 2016, underscoring the progress we’ve made toward margin improvement and increased cash flow generation as well as the strength of our customer relationships, service reliability, and our commitment to operational excellence.”

“As previously announced, in September we completed the private placement of preferred stock with Stellex Capital Management LLC in a transaction that, among other things, strengthened our balance sheet and enhanced financial flexibility. This investment recognizes the measurable progress made to date in our ongoing program to improve margins and lower our cost structure and reflects the significant opportunities that remain for further improvements in margins and top-line growth. We are excited to partner with Stellex and look forward to working together to accelerate our value creation plan. To that end, during the third quarter, we identified additional opportunities to improve cost efficiencies and accelerate top-line growth and expect to begin implementing these actions during the fourth quarter. We also saw the emerging benefits from the steps taken earlier this year to improve the financial performance of our Canadian operations, with revenue increasing by 25% across both segments. Our team remains focused on generating consistent top-line growth and margin expansion across the entire organization,” commented Tucker.

“Turning to the fourth quarter, we expect year-over-year top-line growth and improved Adjusted EBITDA and continued improvement in the financial performance of our Canadian and other international operations. For the full year, we expect a year-over-year increase in revenue of approximately 5% and in Adjusted EBITDA of approximately 13%. Finally, we remain focused on unlocking the inherent value in TEAM by driving further improvements in financial performance through continued execution of our transformation plan,” concluded Tucker.
Financial Results

Third quarter revenues reached $225.0 million, up $14.2 million or 6.7% year-over-year, driven primarily by growth in our U.S. Mechanical Services (“MS”) and U.S. Inspection and Heat-Treating (“IHT”) businesses. IHT revenues increased $6.2 million or 5.7%, with U.S. revenue up 5.3% or $5.0 million year-over-year and a $1.2 million increase in Canada and other international regions. MS revenues increased by $8.0 million, with our U.S. business up by $7.9 million or 12.6%, and Canada up 66.4% or $3.4 million, partially offset by lower other international activity. Third quarter consolidated gross margin was $58.0 million, or 25.8% of revenue, up $4.5 million and 40 basis points over the prior year period’s gross margin of $53.5 million.

Selling, general and administrative expenses for the third quarter were $56.7 million. Adjusted Selling, General, and Administrative Expense, which excludes expenses not representative of TEAM’s ongoing operations such as non-recurring professional, legal, financing and severance expenses and non-cash expenses such as depreciation and amortization, and share-based compensation expense, improved to 20.8% of consolidated revenue as compared to 21.7% in the prior year period.

Net loss for the third quarter was $11.4 million (a loss of $2.68 per share) compared to a net loss of $11.1 million (a loss of $2.52 per share) in the 2024 third quarter. The Company’s Adjusted EBIT improved to $5.4 million, up $3.6 million from $1.8 million in the prior year quarter. Consolidated Adjusted EBITDA expanded to $14.5 million (6.5% of consolidated revenue), up 28.6% as compared to $11.3 million (5.4% of consolidated revenue) in the prior year quarter.

Adjusted net loss, Adjusted EBIT, Adjusted EBITDA and Adjusted Selling, General and Administrative Expense are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this earnings release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the quarter ended September 30, 2025 and 2024 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended September 30,		Favorable (Unfavorable)
	2025	2024	$	%
Revenues
IHT	$113,778	$107,604	$6,174	5.7%
MS	111,198	103,154	8,044	7.8%
	$224,976	$210,758	$14,218	6.7%

Operating income (loss)
IHT	$11,522	$9,860	$1,662	16.9%
MS	5,853	4,460	1,393	31.2%
Corporate and shared support services	(16,033)	(11,162)	(4,871)	(43.6)%
	$1,342	$3,158	$(1,816)	(57.5)%

Revenues. IHT revenues grew by $6.2 million or 5.7%, over the prior year quarter, with year-over-year U.S. revenue growth of $5.0 million, or 5.3%, from higher nested and callout service activity with existing customers, and a $1.2 million increase in Canada and other international regions due to higher non-destructive examination and heat-treating activity. MS revenues increased by $8.0 million or 7.8%, with U.S. revenue up $7.9 million, or 12.6% on higher turnaround activity, and a $3.4 million increase in Canada, partially offset by a $3.3 million decline in other international locations attributable to reduced activity in leak repair and valve product services.

Operating income (loss). IHT’s third quarter 2025 operating income increased 16.9%, or $1.7 million, to $11.5 million, driven mainly by U.S. revenue growth and improving results from Canada. MS operating income increased by approximately $1.4 million, with higher operating income in U.S. and Canada of $1.9 million and $1.0 million, respectively, partially offset by the impact of lower customer project activity in other international operations. Corporate and shared support services costs increased by $4.9 million or 43.6%, primarily due to non-recurring professional services fees and legal reserves. For the 2025 third quarter, consolidated operating income totaled $1.3 million as compared to $3.2 million in the prior year period, mainly attributable to the factors discussed above.

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the nine months ended September 30, 2025 and 2024 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Nine Months Ended September 30,		Favorable (Unfavorable)
	2025	2024	$	%
Revenues
IHT	$350,389	$320,286	$30,103	9.4%
MS	321,268	318,690	2,578	0.8%
	$671,657	$638,976	$32,681	5.1%

Operating income (loss)
IHT	$35,995	$27,504	$8,491	30.9%
MS	14,879	19,188	(4,309)	(22.5)%
Corporate and shared support services	(43,432)	(38,761)	(4,671)	(12.1)%
	$7,442	$7,931	$(489)	(6.2)%

Revenues. IHT revenues increased by $30.1 million or 9.4%, over the prior year period, driven primarily by U.S. revenue growth of $26.1 million or 9.3%, reflecting larger turnaround projects from existing customers and continued field cost rationalization efforts. Revenue from Canada and other international regions also improved by $4.0 million. MS revenues increased by $2.6 million, with U.S. revenues up $9.1 million due to improved callout and turnaround activity, and Canada up $2.9 million, partially offset by a $9.4 million decrease in other international areas due to lower project work.

Operating income (loss). IHT’s operating income increased by $8.5 million or 30.9%, to $36.0 million, mainly due to revenue growth and effective cost containment. MS operating income declined by approximately $4.3 million, largely due to the impact of lower revenue in international regions. Corporate and shared support services costs were higher by $4.7 million or 12.1%, mainly due to higher non-recurring professional fees related to the Company’s March 2025 refinancing and legal reserves in the current period, partially offset by lower personnel and support cost. Due to the factors discussed above, consolidated operating income totaled $7.4 million as compared to $7.9 million in the prior year period.

Balance Sheet and Liquidity

At September 30, 2025, the Company had $57.1 million of total liquidity, consisting of consolidated cash and cash equivalents of $10.6 million, (excluding $4.2 million of restricted cash) and $46.5 million of undrawn availability under its various credit facilities, consisting of $36.5 million available under the ABL credit facility and $10.0 million available under the Second Lien Delayed Draw Term Loans. Additionally, in connection with the September 2025 preferred stock sale and subject to certain conditions regarding the use of proceeds as further described in the Purchase Agreement, the Company also has the option through September 2027 to issue additional preferred stock for up to an additional $30.0 million of cash proceeds.

The Company’s total debt as of September 30, 2025, was $302.8 million as compared to $325.1 million as of fiscal year end 2024. The decrease was primarily due to the use of proceeds from the September 2025 preferred stock sale to paydown a portion of the loans outstanding under the Company’s ABL and Second Lien Term Loan, partially offset by new borrowings from the refinancing completed on March 12, 2025. At September 30, 2025, the Company’s net debt (total debt less cash and cash equivalents), a non-GAAP financial measure, was $288.0 million.

Conference Call

As previously announced, the Company will hold a conference call to discuss its third quarter 2025 financial and operating results on Thursday November 13, 2025, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties in the United States may participate toll-free by dialing (877) 270-2148. Interested parties internationally may dial (412) 902-6510. Participants should ask to join “TEAM, Inc. Third Quarter 2025 Conference Call.” The Company will not host questions during the call. This call will also be webcast on TEAM’s website at www.teaminc.com. An audio replay will be available on the Company’s website following the call.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate Team’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (“GAAP”). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our customers’ most critical assets. Through locations in 13 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects and the implementation of cost-saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others: the Company’s ability to generate sufficient cash from operations, access its credit facilities, or maintain its compliance with covenants under its credit facilities and debt agreements, the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics and related global economic effects and inflationary pressures, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statements regarding the Company’s financial prospects and the implementation of cost-saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether because of new information, future events or otherwise, except as may be required by law.
Contact:
Nelson M. Haight
Executive Vice President, Chief Financial Officer
(281) 388-5521

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Revenues	$224,976	$210,758	$671,657	$638,976
Operating expenses	166,932	157,234	498,258	473,167
Gross margin	58,044	53,524	173,399	165,809
Selling, general, and administrative expenses	56,702	50,366	165,957	157,878
Operating income	1,342	3,158	7,442	7,931
Interest expense, net	(11,855)	(11,770)	(35,187)	(35,777)
Loss on debt extinguishment	(1,283)	—	(13,136)	—
Other (expense) income, net	1,298	(2,010)	(2,396)	(1,189)
Loss before income taxes	(10,498)	(10,622)	(43,277)	(29,035)
Provision for income taxes	(949)	(504)	(2,154)	(2,049)
Net loss	$(11,447)	$(11,126)	$(45,431)	$(31,084)
Dividend and accretion to redemption value on redeemable preferred stock	(610)	—	(610)	—
Net loss attributable to common shareholders	$(12,057)	$(11,126)	$(46,041)	$(31,084)
Loss per common share:
Basic and Diluted	$(2.68)	$(2.52)	$(10.24)	$(7.04)
Weighted-average number of shares outstanding:
Basic and Diluted	4,499	4,422	4,495	4,418

The following table includes the details of depreciation and amortization expense:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Depreciation and amortization:
Amount included in operating expenses	3,283	3,429	9,497	10,520
Amount included in SG&A expenses	5,464	5,605	16,179	17,414
Total depreciation and amortization	$8,747	$9,034	$25,676	$27,934

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	September 30,	December 31,
	2025	2024
	(unaudited)

Cash and cash equivalents	$14,812	$35,545

Other current assets	296,067	269,558

Property, plant, and equipment, net	111,018	112,835

Other non-current assets	109,150	110,427

Total assets	$531,047	$528,365

Current portion of long-term debt and finance lease obligations	$4,003	$6,485

Other current liabilities	155,788	164,763

Long-term debt and finance lease obligations, net of current maturities	298,820	318,626

Other non-current liabilities	40,445	36,753

Redeemable preferred stock	49,644	—

Shareholders’ equity (deficit)	(17,653)	1,738

Total liabilities, redeemable preferred stock and shareholders’ equity (deficit)	$531,047	$528,365

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Cash flows from operating activities:
Net loss	$(11,447)	$(11,126)	$(45,431)	$(31,084)
Depreciation and amortization expense	8,747	9,034	25,676	27,934
Loss on debt extinguishment	1,283	—	13,136	—
Amortization of debt issuance costs, debt discounts and deferred financing costs	1,331	1,065	3,939	4,690
Deferred income taxes	357	(209)	(494)	(754)
Non-cash compensation cost	352	467	665	1,744
Working capital and other	3,260	6,378	(25,613)	(1,387)
Net cash provided by (used in) operating activities	3,883	5,609	(28,122)	1,143

Cash flows from investing activities:
Capital expenditures	(2,839)	(1,695)	(7,155)	(7,454)
Proceeds from disposal of assets	82	10	82	149
Net cash used in investing activities	(2,757)	(1,685)	(7,073)	(7,305)

Cash flows from financing activities:
Borrowings (payments) under ABL Facilities, net	(30,000)	(1,100)	(10,018)	(509)
Payments under Corre DDTL	—	—	(35,700)	—
Payments under Corre Uptiered Loan	—	—	(55,894)	—
Borrowings (payments) under HPS First Lien Term Loan, net	(437)	—	174,125	—
Payments under Corre Second Lien Term Loan	(41,803)	—	(41,803)	—
Payments under ME/RE Loans	—	(710)	(23,427)	(2,131)
Payments under Corre Incremental Term Loans	—	(356)	(48,015)	(1,069)
Payments for debt issuance costs	(2,513)	(4,571)	(11,412)	(7,371)
Net proceeds from issuance of preferred stock and warrants	67,977	—	67,977	—
Other	(209)	(690)	(1,657)	1,153
Net cash provided by (used in) financing activities	(6,985)	(7,427)	14,176	(9,927)

Effect of exchange rate changes	(38)	129	286	(251)
Net change in cash and cash equivalents	$(5,897)	$(3,374)	$(20,733)	$(16,340)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
IHT	$113,778	$107,604	$350,389	$320,286
MS	111,198	103,154	321,268	318,690
	$224,976	$210,758	$671,657	$638,976

Operating income (loss)
IHT	$11,522	$9,860	$35,995	$27,504
MS	5,853	4,460	14,879	19,188
Corporate and shared support services	(16,033)	(11,162)	(43,432)	(38,761)
	$1,342	$3,158	$7,442	$7,931

Segment Adjusted EBIT[1]
IHT	$11,619	$10,070	$37,019	$28,001
MS	6,001	4,552	15,925	19,835
Corporate and shared support services	(12,178)	(12,812)	(34,963)	(37,883)
	$5,442	$1,810	$17,981	$9,953

Segment Adjusted EBITDA[1]
IHT	$14,870	$12,998	$45,984	$36,936
MS	10,195	9,056	28,675	33,553
Corporate and shared support services	(10,524)	(10,743)	(30,337)	(30,858)
	$14,541	$11,311	$44,322	$39,631
___________________
1     See the accompanying reconciliation of non-GAAP financial measures at the end of this earnings release.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per share; earnings before interest and taxes (“EBIT”); Adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), free cash flow and net debt to supplement financial information presented on a GAAP basis.

The Company defines adjusted net income (loss) and adjusted net income (loss) per share to exclude the following items: non-routine legal costs and settlements, non-routine professional fees, loss on debt extinguishment, certain severance charges, non-routine write off of assets and certain other items that we believe are not indicative of core operating activities. Consolidated Adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, pension credit, and items of other (income) expense. Consolidated Adjusted EBITDA further excludes depreciation, amortization and non-cash share-based compensation costs from consolidated Adjusted EBIT. Segment Adjusted EBIT is equal to segment operating income (loss) excluding costs associated with non-routine legal costs and settlements, non-routine professional fees, certain severance charges, and certain other items as determined by management. Segment Adjusted EBITDA further excludes depreciation, amortization, and non-cash share-based compensation costs from segment Adjusted EBIT. Adjusted Selling, General and Administrative Expense is defined to exclude non-routine legal costs and settlements, non-routine professional fees, certain severance charges, certain other items that we believe are not indicative of core operating activities and non-cash expenses such as depreciation and amortization and non-cash compensation. Free Cash Flow is defined as net cash provided by (used in) operating activities minus capital expenditures paid in cash. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.

Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per share, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders, and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment Adjusted EBITDA is also used as a basis for the Chief Operating Decision Maker (Chief Executive Officer) to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.

Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Adjusted Net Loss:
Net loss	$(11,447)	$(11,126)	$(45,431)	$(31,084)
Professional fees and other[1]	1,977	318	6,285	2,915
Write-off of software cost	—	—	45	—
Legal costs (credits) and litigation reserves	1,972	(1,975)	3,261	(1,852)
Severance charges	151	309	993	959
Loss on debt extinguishment	1,283	—	13,136	—
Tax impact of adjustments and other net tax items	2	(64)	(101)	(202)
Adjusted Net Loss	$(6,062)	$(12,538)	$(21,812)	$(29,264)
Dividend and accretion to redemption value on redeemable preferred stock	(610)	—	(610)	—
Adjusted Net Loss attributable to common shareholders	$(6,672)	$(12,538)	$(22,422)	$(29,264)

Adjusted Net Loss per common share:
Basic and Diluted	$(1.48)	$(2.84)	$(4.99)	$(6.62)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(11,447)	$(11,126)	$(45,431)	$(31,084)
Provision for income taxes	949	504	2,154	2,049
Loss (gain) on equipment sale	(107)	(7)	(102)	11
Interest expense, net	11,855	11,770	35,187	35,777
Professional fees and other[1]	1,977	318	6,285	2,915
Write-off of software cost	—	—	45	—
Legal costs (credits) and litigation reserves	1,972	(1,975)	3,261	(1,852)
Severance charges	151	309	993	959
Foreign currency loss (gain)	(1,136)	2,128	2,613	1,504
Pension credit[2]	(55)	(111)	(160)	(326)
Loss on debt extinguishment	1,283	—	13,136	—
Consolidated Adjusted EBIT	5,442	1,810	17,981	9,953
Depreciation and amortization
Amount included in operating expenses	3,283	3,429	9,497	10,520
Amount included in SG&A expenses	5,464	5,605	16,179	17,414
Total depreciation and amortization	8,747	9,034	25,676	27,934
Non-cash share-based compensation costs	352	467	665	1,744
Consolidated Adjusted EBITDA	$14,541	$11,311	$44,322	$39,631

Free Cash Flow:
Cash used in operating activities	$3,883	$5,609	$(28,122)	$1,143
Capital expenditures	(2,839)	(1,695)	(7,155)	(7,454)
Free Cash Flow	$1,044	$3,914	$(35,277)	$(6,311)
____________________________________
1    For the three and nine months ended September 30, 2025, includes $0.4 million and $1.7 million, respectively related to debt financing, and $1.6 million and $4.6 million, respectively, related to support costs. For the three and nine months ended September 30, 2024, includes $0.3 million and $2.7 million, respectively, related to debt financing, and for the nine months ended September 30, 2024, includes $0.2 million related to support costs.
2    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income	$11,522	$9,860	$35,995	$27,504
Professional fees and other	94	—	844	40
Severance charges	3	210	180	457
Adjusted EBIT	11,619	10,070	37,019	28,001
Depreciation and amortization	3,251	2,928	8,965	8,935
Adjusted EBITDA	$14,870	$12,998	$45,984	$36,936

MS
Operating income	$5,853	$4,460	$14,879	$19,188
Professional fees and other	—	—	—	140
Legal costs	—	—	251	41
Severance charges	148	92	795	466
Adjusted EBIT	6,001	4,552	15,925	19,835
Depreciation and amortization	4,194	4,504	12,750	13,718
Adjusted EBITDA	$10,195	$9,056	$28,675	$33,553

Corporate and shared support services
Net loss	$(28,822)	$(25,446)	$(96,305)	$(77,776)
Provision for income taxes	949	504	2,154	2,049
Loss (gain) on equipment sale	(107)	(7)	(102)	11
Interest expense, net	11,855	11,770	35,187	35,777
Foreign currency loss (gain)	(1,136)	2,128	2,613	1,504
Professional fees and other[1]	1,883	318	5,441	2,735
Write-off of software cost	—	—	45	—
Legal costs (credits) and litigation reserves	1,972	(1,975)	3,010	(1,893)
Severance charges	—	7	18	36
Pension credit[2]	(55)	(111)	(160)	(326)
Loss on debt extinguishment	1,283	—	13,136	—
Adjusted EBIT	(12,178)	(12,812)	(34,963)	(37,883)
Depreciation and amortization	1,302	1,602	3,961	5,281
Non-cash share-based compensation costs	352	467	665	1,744
Adjusted EBITDA	$(10,524)	$(10,743)	$(30,337)	$(30,858)

Consolidated Adjusted EBITDA	$14,541	$11,311	$44,322	$39,631
___________________
1    For the three and nine months ended September 30, 2025, includes $0.4 million and $1.7 million, respectively related to debt financing, and $1.6 million and $4.6 million, respectively, related to support costs. For the three and nine months ended September 30, 2024, includes $0.3 million and $2.7 million, respectively, related to debt financing, and for the nine months ended September 30, 2024, includes $0.2 million related to support costs.
2    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands except percentage)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Selling, general, and administrative expenses	$56,702	$50,366	$165,957	$157,878
Less:
Depreciation and amortization in SG&A expenses	5,464	5,605	16,179	17,414
Non-cash share-based compensation costs	352	467	665	1,744
Professional fees and other[1]	1,977	318	6,285	2,915
Legal costs (credits) and litigation reserves	1,972	(1,975)	3,261	(1,852)
Severance charges included in SG&A expenses	127	298	837	918
Total non-cash/non-recurring items	9,892	4,713	27,227	21,139
Adjusted Selling, General and Administrative Expense	$46,810	$45,653	$138,730	$136,739
As percentage of revenue	20.8%	21.7%	20.7%	21.4%
___________________
1 For the three and nine months ended September 30, 2025, includes $0.4 million and $1.7 million, respectively related to debt financing, and $1.6 million and $4.6 million, respectively, related to support costs. For the three and nine months ended September 30, 2024, includes $0.3 million and $2.7 million, respectively, related to debt financing, and for the nine months ended September 30, 2024, includes $0.2 million related to support costs.